Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Portfolio Company American Natural Gas Acquires ampCNG

- Expands ANG Network to Over 60 Stations -

New York, New York - June 17, 2019 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today that its energy portfolio company American Natural Gas (“ANG”) has acquired ampCNG, a natural gas fuel provider, for $41 million. ANG is funding the acquisition through a combination of cash and the issuance of debt and preferred shares at the portfolio company level.

The acquisition of ampCNG’s 20 natural gas fueling stations, located primarily in the Southeastern U.S. and Texas, expands ANG’s network reach to over 60 stations, making it one of the largest owners and operators of compressed natural gas (CNG) stations in the country. ANG also expects to achieve certain synergies through the acquisition, and the expanded network should significantly strengthen ANG’s ability to serve its customers.

“We are excited to bring ampCNG into the ANG family, as we believe it perfectly complements our overall company mission of supporting America by making natural gas readily available for commercial and public vehicle fueling,” said Drew West, Chief Executive Officer & Founder of ANG. “As we all strive to improve our air quality and our environment, this acquisition is another step forward to a more sustainable future.  Near-Zero emission CNG vehicles, paired with renewable natural gas, provide for a massive reduction in greenhouse gas emissions and diminish the adverse health impacts from the transportation sector. The expansive nature of ANG’s national network, coupled with our exclusive focus on CNG and Renewable Natural Gas (RNG), continues to fuel a healthier and cleaner future.”

ANG will continue to build, operate, and maintain its natural gas fueling stations with its unwavering commitment to customer satisfaction by providing a reliable network of stations and a clean solution. Simultaneously, ANG will continue to pursue its goal of providing 100% RNG by 2020.

Natural gas is the cleanest burning alternative fuel available that has the power to run heavy-duty vehicles. Additionally, natural gas is quieter, safer, less expensive, and abundant in America. CNG fleets can explore ANG’s nationwide network and register to receive station alerts at www.americannaturalgas.com/stations/.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

About American Natural Gas, LLC

At American Natural Gas, the future is within reach and we can bring you closer to doing your part for sustainability. Through our growing network of CNG stations for the transportation industry, we are delivering opportunity to fleets across the country. Our team of highly-trained strategists, designers and operations professionals are changing perspectives and increasing potential as we improve the CNG experience and move the alternative fuel industry forward. ANG is a portfolio company within HC2 Holdings, Inc. To learn more, visit www.americannaturalgas.com.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, any statements regarding our expectations regarding building shareholder value and future cash flow and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K.  Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and HC2's subsidiaries to raise capital; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2.  Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved.  These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
Garrett Edson
ir@hc2.com
(212) 235-2691

American Natural Gas (ANG)
Corporate Office
(877) 264-3835
info@americannaturalgas.com
www.americannaturalgas.com